Exhibit 99.1

CONTACTS:	Dennis Oates	Christopher T. Scanlon	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7662	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS NAMES JUDITH L. BACCHUS TO BOARD OF DIRECTORS

BRIDGEVILLE, PA, June 11, 2018 — Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) announced today that Judith L. Bacchus has joined the Company’s Board of Directors. Ms. Bacchus fills the vacancy on the five-member Board created by the retirement of Douglas M. Dunn, who had reached the Company’s mandatory retirement age for Directors.

Judith Bacchus, 55, brings significant metals industry and in-depth human resources experience to her position as a Director of Universal Stainless. She currently serves as Vice President and Chief Human Resources & Corporate Relations Officer for Kennametal Inc., a $2.1 billion global supplier of tooling, engineered components and advanced materials, with nearly 11,000 employees worldwide. In this position, she is responsible for all human resource activities globally spanning more than 40 countries, as well as the company’s internal and external corporate communications.

Ms. Bacchus joined Kennametal in 2006 as Senior Manager, Global Talent Acquisition. Prior to joining Kennametal, she served as Human Resources Director for Marconi Communications, the telecommunications arm of UK-based General Electric Corporation (GEC), which was acquired by Ericsson in 2005.

Ms. Bacchus has more than 25 years of experience spanning manufacturing, effective HR service delivery, strategic planning, policy and governance, M&A, organizational design and talent acquisition. Ms. Bacchus holds a B.S. Administration and Management from LaRoche College, Allison Park, PA.

Chairman, President and CEO Dennis Oates commented: “We are very pleased to have Judy Bacchus join the Universal Stainless Board. Her experience in the metals industry and her expertise in human resources and organizational effectiveness brings an essential dimension to our Board as we continue to execute our growth plans. We look forward to her contribution to Universal Stainless.”

Mr. Oates added: “We also sincerely wish to thank Doug Dunn for his many years of service to Universal Stainless and for his many contributions to the Board of Directors.”

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market segments; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; the demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of our sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’ product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates of changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

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